                                                                   EXHIBIT 10.1




                 STOCK OPTION AGREEMENT, dated as of July 30, 1997 (the "Stock Option Agreement"), between Western Resources, Inc., a Kansas corporation (the "Purchaser"), and Protection One, Inc., a Delaware corporation (the "Company").

                 WHEREAS, the Purchaser and the Company are entering into a Contribution Agreement, dated as of the date hereof (the "Contribution Agreement"), which provides, among other things, that the Purchaser, on the terms and subject to the conditions thereof, will acquire approximately 80.1% of the shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") on a fully-diluted basis;

                 WHEREAS, as a condition to its willingness to enter into the Contribution Agreement, the Purchaser has requested that the Company grant to the Purchaser an option to purchase 2,750,238 shares of Common Stock, upon the terms and subject to the conditions hereof; and

                 WHEREAS, in order to induce the Purchaser to enter into the Contribution Agreement, the Company is willing to grant the Purchaser the requested option.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                 1. The Option; Exercise; Adjustments. (a) Contemporaneously herewith the Purchaser and the Company are entering into the Contribution Agreement. Subject to the other terms and conditions set forth herein, the Company hereby grants to the Purchaser an irrevocable option (the "Option") to purchase 2,750,238 shares of Common Stock (the "Shares"). The purchase price per Share (the "Purchase Price") shall be $13.50 per Share for each Share purchased prior to the Closing (as defined in the Contribution Agreement) and $15.50 per Share for each Share purchased after the Closing (as provided in Section 19 hereof).

                 (b) Subject to the provisions of Section 1(c), the Option may be exercised by Purchaser, in whole or in part, at any time or from time to time following the occurrence of an Exercise Event (as defined below) and prior to the termination of the Option in accordance with Section 18 hereof; provided that any purchase of Shares upon exercise of the Option shall be subject to compliance with applicable law. Notwithstanding the termination of the Option, Purchaser shall be entitled to purchase the Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. As used herein, an "Exercise Event" shall have occurred in the event that (i) any person (other than Western Resources or any of its Subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange Act) of which such person is a member shall have acquired beneficial ownership (as such term is defined in rule 13d-3 of the Exchange Act), or the right to acquire beneficial ownership, of 20 percent or more of the then outstanding Common Stock; (ii) the Company or any of its Subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Purchaser or any of its Subsidiaries) to (A) effect a merger, consolidation or other business combination involving the Company or any of its subsidiaries, (B) sell, lease or otherwise dispose of assets of the company or any of its Subsidiaries aggregating 20 percent or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or
(C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20 percent or more of the voting power of the Company or any of its Subsidiaries (any of the foregoing, an "Acquisition Transaction"); (iii) any person (other than Purchaser or any of its Subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Common Stock (other than trust account shares) aggregating 20 percent or more of the then outstanding Common Stock; or (iv) the holders of Common Stock shall not have approved the Charter Amendment and the Share Issuance (each as defined in the Contribution Agreement) at the meeting of such shareholder held for the purpose of voting on the Charter Amendment and the Share Issuance, such meeting shall not have been held or shall have been cancelled prior to termination of the Contribution Agreement or the board of directors of the Company shall have withdrawn or modified in a manner adverse to Purchaser or to Purchaser's ability to consummate the transactions contemplated by the Contribution Agreement the recommendation of the board of directors of the Company with





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respect to the Charter Amendment and the Share Issuance, in each case after any person (other than Purchaser or any of its Subsidiaries) shall have publicly announced or delivered to the Company a proposal, or disclosed publicly or to the Company an intention to make a proposal, to engage in an Acquisition Transaction. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                 (c) In the event the Purchaser wishes to exercise the Option, the Purchaser shall send a written notice to the Company (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below) not later than 20 business days and not earlier than three business days following the date such notice is given) for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Purchaser to its rights hereunder, including its right to purchase Shares representing approximately 19.9% of the capital stock of the Company entitled to vote generally for the election of the directors of the Company which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 2,750,238; provided, however, that in no event shall any adjustment be made under this Section 1(c) with respect to any transaction contemplated or permitted by the Contribution Agreement.

                 (d) If at any time the Option is then exercisable pursuant to the terms of Section 1(a) hereof, the Purchaser may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Company (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Company shall pay to the Purchaser an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Purchaser shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person pursuant to an Acquisition Proposal (as defined in the Contribution Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the Nasdaq on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending two trading days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Company to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Purchaser shall have elected to be paid the Spread.

                 2. Conditions to Delivery of Shares. The Company's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

                 (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

                 (ii) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

                 3. The Closing. (a) Any closing hereunder shall take place on the date specified by the Purchaser in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or, if the conditions set forth in Section 2(i) or 2(ii) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to Section 1(b) hereof, the Company will





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
deliver to the Purchaser a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Purchaser in its Stock Exercise Notice and the Purchaser will purchase such Shares from the Company at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to
Section 1(c) hereof, the Company will deliver to the Purchaser cash in an amount determined pursuant to Section 1(c) hereof. Any payment made by the Purchaser to the Company, or by the Company to the Purchaser, pursuant to this Stock Option Agreement shall be made by wire transfer of federal funds to a bank designated by the party receiving such funds.

                 (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

                 4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Stock Option Agreement; (b) the execution and delivery of this Stock Option Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and this Stock Option Agreement has been duly executed and delivered by a duly authorized officer of the Company and will constitute a valid and binding obligation of the Company;
(c) the Company has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Company upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (d) except as otherwise required by the HSR Act, the execution and delivery of this Stock Option Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Company or any of its subsidiaries or any of their respective properties or assets is bound, except for any breach,





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
violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Protection One Material Adverse Effect (as defined in the Contribution Agreement) or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; and (e) no "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation (including, without limitation, the prohibitions of Section 203 of the Delaware General Corporation Law) is applicable to the acquisition of Shares pursuant to this Stock Option Agreement.

                 5. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that (a) the execution and delivery of this Stock Option Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and this Stock Option Agreement has been duly executed and delivered by a duly authorized officer of the Purchaser and will constitute a valid and binding obligation of Purchaser; and (b) the Purchaser is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

                 6. Quotation of Shares; HSR Act Filings; Governmental Consents. The Company will promptly file an application to have the Shares quoted on the Nasdaq and will use all reasonable efforts to obtain approval of such quotation and to effect all necessary filings by the Company under the HSR Act; provided, however, that if the Company is unable to effect such quotation on the Nasdaq by the Closing Date, the Company will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use all reasonable efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated hereby.

                 7. Registration Rights. (a) In the event that the Purchaser shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Purchaser, registration of such Shares under the Securities Act, the Company will cooperate with the Purchaser and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable





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
federal and state securities laws, entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company.

                 (b) If the Common Stock is registered pursuant to the provisions of this Section 7, the Company agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Purchaser may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Purchaser such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Company shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, except that the Purchaser shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Purchaser. The Company shall indemnify and hold harmless Purchaser, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Purchaser, its affiliates, officers or other representatives expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Company





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
shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934 against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

                 8. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Stock Option Agreement.

                 9. Specific Performance. The Company acknowledges that if the Company fails to perform any of its obligations under this Stock Option Agreement immediate and irreparable harm or injury would be caused to the Purchaser for which money damages would not be an adequate remedy. In such event, the Company agrees that the Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Stock Option Agreement. Accordingly, if the Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Company hereby waives the claim or defense that the Purchaser has an adequate remedy at law and hereby agrees not to assert in any such action proceeding the claim or defense that such a remedy at law exists. The Company further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

                 10. Profit Limitation. Notwithstanding any other provision of this Agreement, in no event shall the Purchaser's Total Profit (as hereinafter defined) exceed $25 million and, if it otherwise would exceed such amount, the Purchaser, at its sole election, shall either (a) deliver to the Company for cancellation Shares previously purchased by Purchaser, (b) pay cash or other consideration to the Company or (c) undertake any combination thereof, so that Purchaser's Total Profit shall not exceed $25 million after taking into account the foregoing actions.

                 (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $25 million and, if exercise of the Option otherwise would exceed such amount, the Purchaser, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $25 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

                 (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Purchaser pursuant to Section 1(d) and (ii) (x) the net cash amounts received by Purchaser pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unafilliated party, less (y) the Purchaser's Purchase Price for such Shares.

                 (d) As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Purchaser may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Purchaser and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

                 (e) This Section 10 shall not be applicable with respect to Shares purchased pursuant to this Stock Option Agreement following the Closing (as defined in the Contribution Agreement).

                 11. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or rapifax, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:





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
                 If to the Purchaser:

                 Western Resources, Inc.
                 818 South Kansas Avenue
                 Topeka, Kansas  66602
                 Attention: John Rosenberg
                 Fax: (913) 575-1788


                 With a copy to:

                 Sullivan & Cromwell
                 125 Broad Street
                 New York, New York  10004
                 Attention: Neil T. Anderson, Esq.
                            Francis J. Aquila, Esq.
                 Fax: (212) 558-3588


                 If to the Company:

                 Protection One, Inc.
                 6011 Bristol Parkway
                 Culver City, California 90230
                 Attention: James M. Mackenzie, Jr.
                 Fax: (310) 649-3855
                 and
                 Protection One, Inc.
                 3900 S.W. Murray Boulevard
                 Portland, Oregon 97005
                 Attention: John W. Hesse
                 Fax: (503) 520-6099

                 With copies to:

                 Laura A. Loftin
                 Mitchell, Silberberg & Knupp LLP
                 11377 West Olympic Boulevard
                 Los Angeles, California 90064
                 Fax: (310) 312-3100
                 and
                 Christopher D. Dillon, Esq.
                 David W. Heleniak, Esq.
                 Shearman & Sterling
                 555 California Street
                 San Francisco, California 94104-1512
                 Fax: (415) 616-1199





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
                 12. Parties in Interest. This Stock Option Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and permitted assigns; provided, however, that such successor in interest or permitted assigns shall agree to be bound by the provisions of this Stock Option Agreement. Nothing in this Stock Option Agreement, express or implied, is intended to confer upon any Person other than the Company or the Purchaser, or their successors or assigns, any rights or remedies under or by reason of this Stock Option Agreement.

                 13. Entire Agreement; Amendments. This Stock Option Agreement, together with the Contribution Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Stock Option Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

                 14. Assignment. No party to this Stock Option Agreement may assign any of its rights or obligations under this Stock Option Agreement without the prior written consent of the other party hereto, except that the Purchaser may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Purchaser of its obligations hereunder if such transferee does not perform such obligations.

                 15. Headings. The section headings herein are for convenience only and shall not affect the construction of this Stock Option Agreement.

                 16. Counterparts. This Stock Option Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

                 17. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).





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
                 18. Termination. The right to exercise the Option granted pursuant to this Stock Option Agreement shall terminate upon the earliest of
(i) in the event that the Contribution Agreement shall have been terminated prior to any Exercise Event having occurred, the termination date of the Contribution Agreement; (ii) in the event that the Closing (as defined in the Contribution Agreement) shall not have occurred and an Exercise Event shall have occurred, 12 months after the first occurrence of the Exercise Event; and
(iii) in the event that the Closing (as defined in the Contribution Agreement) shall have occurred, the earlier of (A) 45 days following the last date on which any Protection One Convertible Notes (as defined in the Contribution Agreement) shall remain outstanding and (B) October 31, 1999; provided that, if the Option cannot be exercised or the Shares cannot be delivered to Purchaser upon such exercise by reason of any applicable judgment, decree or order or because the condition set forth in Section 2(ii) has not yet been satisfied, the expiration date of the Option shall be extended until thirty days after such impediment to exercise has been removed.

                 19. Limitation on Exercise. Notwithstanding any other provision of this Stock Option Agreement, following the Closing (as defined in the Contribution Agreement) and prior to the termination of the Option in accordance with Section 18 hereof, Purchaser shall be entitled to exercise the Option at any time notwithstanding that no Exercise Event has occurred; provided, that (i) the Purchase Price for any Share purchased after the Closing shall be $15.50 per Share, (ii) in no event shall Purchaser be entitled following the Closing to deliver a Cash Exercise Notice as contemplated by
Section 1(c) hereof and (iii) in no event shall Purchaser be entitled following the Closing to deliver a Stock Exercise Notice as contemplated in Section 1(b) hereof with respect to any Shares if, upon issuance of such Shares by the Company, Watchman would be in violation of Section 3.18 of the Contribution Agreement.

                 20. Severability. If any term, provision, covenant or restriction of this Stock Option Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Stock Option Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                 21. Public Announcement. The Purchaser will consult with the representative of the Company and the representative of the Company will consult with the





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
Purchaser before issuing any press release with respect to the initial announcement of this Stock Option Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law; provided, however, that neither Purchaser nor the Company shall be required to consult with the other prior to filing a current report on Form 8-K with the SEC attaching a copy of this Stock Option Agreement and the initial press release with respect hereto.





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
                 IN WITNESS WHEREOF, the Purchaser and the Company have caused this Stock Option Agreement to be duly executed and delivered on the day and year first above written.



                                       WESTERN RESOURCES, INC.


                                       By:
                                          -----------------------
                                          Title

                                       PROTECTION ONE, INC.


                                       By:
                                          -----------------------
                                          Title





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